Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of SmartKem, Inc. on Forms S-8 (No. 333-254904, 333-264184, 333-269557, 333-278631), and Forms S-3 (No. 333-264182, 333-273392, 333-278630, 333-281608) of our report dated March 31, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of SmartKem, Inc. and subsidiaries as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of SmartKem, Inc. and subsidiaries for the year ended December 31, 2024 and 2023.

/s/ Marcum llp

Marcum llp

New York, NY

March 31, 2025